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                                                                    EXHIBIT 99.1

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CONTACT:                       OR           LENS' INVESTOR RELATIONS COUNSEL:
Concord Camera Corp.                        The Equity Group Inc.
Harlan Press                                Robert Goldstein  (212) 371-8660
Vice President and Treasurer                Devin Sullivan    (212) 836-9608
(954) 331-4200

       CONCORD CAMERA CORP. ACQUIRES JENIMAGE EUROPE GmbH, EXPANDING ITS
                        OPERATIONS IN GERMANY AND EUROPE

         Concord Camera Corp. enters into a Worldwide Trademark License
                           Agreement with Jenoptik AG

HOLLYWOOD, FLORIDA - May 11, 2004 - Concord Camera Corp. ("Concord" or "Company") (NASDAQ: LENS) today announced that on May 10, 2004, Concord Camera GmbH ("Concord GmbH"), a wholly-owned subsidiary of Concord, acquired in an all cash transaction 100% of the outstanding stock of Jenimage Europe GmbH ("Jenimage") from 4MBO International Electronic AG ("4MBO"). 4MBO, a consumer electronics distributor, filed for insolvency protection on February 27, 2004 in Germany. Jenimage, based in Jena, Germany, is a distributor of JENOPTIK branded photographic and imaging products including digital cameras, Advance Photo System (APS) and 35mm cameras, binoculars and accessories. The acquisition is expected to substantially expand Concord's retail sales and distribution business in Germany and other parts of Europe. The total purchase price was
11.25 million Euros (approximately US $13.5 million).

In connection with the acquisition, Concord has entered into a twenty (20) year, worldwide trademark license agreement with Jenoptik AG (the "license agreement") for the exclusive use of the JENOPTIK brand name and trademark on consumer imaging products including, but not limited to, digital, single use and traditional cameras, and other imaging products and related accessories. The acquisition cost of the license is 1.5 million Euros (approximately US $1.8 million) and is not a prepayment of royalties. The license agreement provides for a royalty of one-half of one percent (0.5%) of net sales of consumer imaging products bearing the JENOPTIK brand name for the first ten (10) years of the license and a royalty fee of six-tenths of one percent (0.6%) for the second ten
(10) years of the license. There are no minimum guaranteed royalty payments.

Jenoptik AG is a German publicly traded company that designs, builds and manages clean room facilities that are used to produce semiconductors, pharmaceuticals and solar cells, and its other division, Photonics Technologies, manufactures optical, laser and electromechanical products. Jenoptik AG operates in over twenty countries and has 10,000 employees worldwide. The JENOPTIK brand is recognized in Germany and other German-speaking countries for quality and engineering.

Concord GmbH is acquiring a strong balance sheet which, as of March 31, 2004, reflected net equity of approximately 15 million Euros (approximately US $18.0 million) and no debt. For the calendar year ended December 31, 2003, Jenimage had net sales of approximately $62.5 million and net income of approximately $1.1 million. The 2003 calendar year net income results included interest expense of approximately $1.5 million to 4MBO. Based upon a preliminary purchase price allocation, the purchase price is less than the net assets acquired resulting in Concord GmbH having negative goodwill as a result of the transaction.

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Digital camera sales accounted for approximately 90% of Jenimage's $62.5 million of net sales for the calendar year ended December 31, 2003. Concord's total European sales in fiscal 2003 were $41.7 million, of which $19.7 million was attributable to sales of digital cameras. Jenimage sells products to many major German and European wholesalers and retailers, including Metro AG (wholesaler), Plus Warenhandelgesellschaft GmbH (discounter) and Otto GmbH and Co, KG (mail order).

Europe has now become the number one digital camera market in the world with Germany being the largest photographic market in Europe. Market data compiled by the Company indicates that in calendar 2004, European digital camera sales are forecasted to be 23 million units, a five million-unit, or approximately 25% growth over calendar 2003. Concord believes that Germany, in particular, will be an important market due to the growth anticipated for digital camera unit sales. Market data compiled by the Company indicates there were approximately 4.8 million digital camera units sold in Germany in calendar 2003, an increase of approximately 1.2 million units, or 33%, from calendar year 2002. Based on information compiled by the Company from calendar 2003, we believe Concord GmbH's German digital camera market share was approximately 1.9% and Jenimage's market share was approximately 7.2%.

For Concord GmbH and Jenimage, the integration resulting from this acquisition creates opportunities for improved operational efficiency and growth in sales and distribution operations in Germany and other parts of Europe. Jenimage's strong customer base provides Concord GmbH with the opportunity to establish new retail sales relationships. Furthermore, the combined organization's size and resulting scale should enable Concord GmbH to build on its strategy of dominating the opening price point in the European digital camera market.

 "The combined market strength of Concord GmbH and Jenimage with Concord's product development, design and manufacturing capabilities" said Urs W. Stampfli, Senior Vice President and Director of Global Sales and Marketing for Concord, "will enhance our position in the German and European marketplace. Concord has grown its business by investing in design, development, engineering, manufacturing and marketing capabilities, and has now enhanced its retail sales and distribution business to capitalize on this significant market opportunity."

Mr. Stampfli continued, "We are pleased to have Joachim Kolano join Concord where he will be responsible for the combined Concord GmbH and Jenimage businesses. He is a well-seasoned executive and entrepreneur with a wealth of experience. Mr. Kolano joined Jenimage in 1998 and has been its Managing Director since 2000."

Joachim Kolano commented, "We are very excited about the acquisition. Concord makes an ideal partner for any company seeking to gain market share and new distribution channels with innovative new products. Their design and manufacturing capabilities combined with the well-regarded JENOPTIK brand, strong customer base and significant market presence should enable the combined companies to continue to expand their strong presence by introducing new, innovative products in the German marketplace and penetrate markets in other parts of Europe."

Investor Conference Call

Ira B. Lampert, Chairman, Chief Executive Officer and President, will host a conference call on Monday, May 17, 2004 at 11:00 A.M. Eastern Time, to discuss this announcement and other topics. To participate in the live conference call with management, please call (973) 317-5319 approximately ten (10) minutes prior to the start time and ask to be connected to the Concord conference call. The conference call will also be broadcast live over the Internet via the WEBCAST section featured on the home page of Concord's web site -- www.concord-camera.com. To listen to the live call, go to the web site at least 15 minutes early to register, download and install any necessary audio software. The conference call will also be archived and can be accessed on Concord's website for approximately five business days.

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About Concord Camera Corp.

Concord Camera Corp. is a global developer, designer, manufacturer and marketer of high quality, popularly priced, digital, instant, Advanced Photo System (APS) and 35mm cameras. Concord markets its cameras under the trademarks POLAROID, CONCORD and CONCORD EYE Q. Concord sells and markets its camera products worldwide through direct sales offices in the United States, Canada, Germany, Hong Kong, the United Kingdom and France and through independent sales agents. Concord manufactures its products in its vertically integrated manufacturing facilities in the People's Republic of China. The Polaroid trademark is owned by Polaroid Corporation and is used by Concord under license from Polaroid. CONCORD and CONCORD EYE Q are trademarks and/or registered trademarks of Concord Camera Corp. in the United States and/or other countries. The JENOPTIK trademark is owned by Jenoptik AG and is used by Concord under license from Jenoptik AG.

Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements, including the statements regarding anticipated or expected results and the future introduction of new products, involve risks and uncertainties which may affect the Company's business and prospects, including the risks discussed under "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended June 28, 2003 and subsequently filed reports. Any forward-looking statements contained in this press release represent our estimates only as of the date hereof, or as of such earlier dates as are indicated, and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

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